EX-99.(13)(c)

Expense Limitation and Fee Waiver Agreement
To:	Board of Trustees of Saturna Investment Trust
From:	Saturna Capital Corporation
Date:	December 16, 2025

Saturna Capital Corporation (the “Adviser”) will continue to subsidize certain Saturna Funds and the Sustainable Funds by waiving Saturna’s management fee and, to the extent necessary, reimbursing expenses, to limit the total net annual operating expenses (excluding brokerage commissions, taxes and extraordinary expenses) of each Fund listed below, through the date listed below with respect to each Fund:
Fund	Annual Total Net Operating Expenses	Limitation Period
Saturna Short-Term Bond Fund	0.60%	03/31/2026
Saturna Bond Income Fund	0.65%	03/31/2026
Saturna Global High Income Fund	0.75%	03/31/2026
Saturna Sustainable Equity Fund	0.75%	03/31/2026
Saturna Sustainable Bond Fund*	0.65% 0.60%*	03/31/2026 03/31/2027*
Saturna Core Fund**	0.75%**	03/31/2027**
Saturna International Fund	0.75%	03/31/2027
* If the reorganization of the Bond Income Fund and the Short-Term Bond Fund into the Sustainable Bond Fund is approved, the Adviser has undertaken to waive fees and/or reimburse expenses to the extent necessary to ensure that the annual net operating expenses of the Sustainable Bond Fund, excluding brokerage commissions, interest, taxes and extraordinary expenses, do not exceed an annual rate of average daily net assets of 0.60%, through March 31, 2027.
** If the reorganization of the Global High Income Fund into the Core Fund is approved, the Adviser has undertaken to waive fees and/or reimburse expenses to the extent necessary to ensure that the annual total net operating expenses of the Core Fund, excluding brokerage commissions, taxes and extraordinary expenses, do not exceed an annual rate of average daily net assets of 0.75%, through March 31, 2027.
The undertakings described above may be canceled with respect to any of these Funds only with the consent of the Board of Trustees or the termination of the management contract of any such Fund with the Adviser.
SATURNA INVESTMENT TRUST	SATURNA CAPITAL CORPORATION
By: /s/ Jane K. Carten Name: Jane K. Carten Title: President	By: /s/ Jane K. Carten Name: Jane K. Carten Title: President and Chief Executive Officer